Exhibit 5.1

EMERSON ELECTRIC CO.

8000 W. FLORISSANT

P.O. BOX 4100

ST. LOUIS, MO. 63136-8506

JOHN A. SPERINO

VICE PRESIDENT

AND ASSISTANT SECRETARY

(314) 553-1026

December 9, 2021

Emerson Electric Co.

8000 West Florissant Avenue

P.O. Box 4100

St. Louis, MO 63136-8506

Re:

$1,000,000,000 aggregate principal amount of 2.000% Notes Due 2028 of Emerson Electric Co. (the “Company”) (the “2028 Notes”), $1,000,000,000 aggregate principal amount of 2.200% Notes Due 2031 of the Company (the “2031 Notes”) and $1,000,000,000 aggregate principal amount of 2.800% Notes Due 2051 of the Company (the “2051 Notes” and, together with the 2028 Notes and the 2031 Notes, the “Notes”)

Ladies and Gentlemen:

I am Vice President and Assistant Secretary of the Company, and in such capacity I am familiar with the registration of the Notes under the Securities Act of 1933, as amended (the “Act”). The Notes are debt securities being issued under an Indenture dated as of December 10, 1998 (the “Indenture”) between the Company and Computershare Trust Company, N.A. (successor to Wells Fargo Bank, National Association (successor to The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York Mellon (formerly known as The Bank of New York)))), as trustee (the “Trustee”). The Company proposes to offer and sell the Notes to the public in accordance with the terms and conditions of an Underwriting Agreement Standard Provisions dated as of December 7, 2021 (the “Agreement”) and the Pricing Agreement (the “Pricing Agreement”) dated as of December 7, 2021 among the Company and the underwriters named therein, for whom Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. are acting as representatives, and the Company’s Automatic Shelf Registration Statement on Form S-3 (File Number 333-250115) (the “Registration Statement”), the Preliminary Prospectus Supplement dated December 7, 2021 and the accompanying Prospectus dated November 16, 2020, the Final Term Sheet relating to the Prospectus Supplement dated December 7, 2021 to the Prospectus dated November 16, 2020, and the Prospectus Supplement dated December 7, 2021 and the accompanying Prospectus dated November 16, 2020 for the sale of the Notes by the Company.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purpose of the opinion expressed herein. In my examination of the foregoing, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates or statements of officers and other representatives of the Company and of public officials and authorities. I have assumed without investigation that any certificates or statements on which I have relied that were given or dated earlier than the date of this opinion letter continued to remain accurate, insofar as relevant to such opinion, from such earlier date through and including the date of this letter.

Capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.

Based on the foregoing, I am of the opinion that the Notes have been duly authorized and, when executed, issued, sold and delivered against payment therefor in the manner described in the Registration Statement and in accordance with the Indenture, and duly authenticated by the Trustee as specified in the Indenture, will constitute valid and binding obligations of the Company.

The foregoing opinion is subject to the qualifications, that (i) the rights and remedies may be limited by bankruptcy, reorganization and other laws of general application relating to or affecting the enforcement of creditors’ rights or the availability of equitable remedies and (ii) I am admitted to practice law in the State of Missouri and I express no opinion on any law other than that of Missouri, New York and the federal law of the United States. To the extent that the opinion expressed herein relates to matters governed by the laws of the State of New York, I have relied, with their permission, as to all matters of New York law, on the opinion of Bryan Cave Leighton Paisner LLP dated the date hereof, and my opinion is subject to the exceptions, qualifications and assumptions contained in such opinion. This opinion may not be relied upon by you for any other purpose or furnished to any other person without my prior written consent.

Bryan Cave Leighton Paisner LLP may rely on this opinion, subject to the assumptions, qualifications and limitations set forth in this opinion, as if it were addressed to them, in rendering their opinion dated the date hereof.

I hereby consent to the use of my name in the Registration Statement and in the related prospectus, and in any supplement to such prospectus, and to the use of this Opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

[Signature Page Follows]

Very truly yours,

/s/ John A. Sperino
John A. Sperino

[Signature Page – Exhibit 5.1 Opinion]

December 9, 2021

Emerson Electric Co.

8000 West Florissant Avenue

St. Louis, MO 63136

Re:	2.000% Notes due 2028
2.200% Notes due 2031
2.800% Notes due 2051

Ladies and Gentlemen:

We have acted as special counsel to Emerson Electric Co., a Missouri corporation (the “Company”), in connection with the sale by the Company and the purchase by the underwriters (the “Underwriters”) referred to in the Pricing Agreement, dated December 7, 2021, which incorporates the Underwriting Agreement Standard Provisions dated as of December 7, 2021, among the Company and the Underwriters, for whom Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. are acting as representatives (the “Pricing Agreement”), of $1,000,000,000 aggregate principal amount of 2.000% Notes Due 2028 of the Company (the “2028 Notes”), $1,000,000,000 aggregate principal amount of 2.200% Notes Due 2031 of the Company (the “2031 Notes”) and $1,000,000,000 aggregate principal amount of 2.800% Notes Due 2051 (the “2051 Notes” and, together with the 2028 Notes and the 2031 Notes, the “Notes”), issuable pursuant to an Indenture, dated as of December 10, 1998 (the “Indenture”) between the Company and Computershare Trust Company, N.A. (successor to Wells Fargo Bank, National Association (successor to The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York Mellon (formerly known as The Bank of New York)))), as trustee (the “Trustee”).

In connection herewith, we have examined:

(1)	the Restated Articles of Incorporation of the Company;

(2)	the Bylaws of the Company;

(3)	the Pricing Agreement;

(4)

the Registration Statement on Form S-3 (No. 333- 250115) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on November 16, 2020, including the prospectus constituting a part thereof, dated November 16, 2020 (the “Prospectus”);

(5)	the prospectus supplement dated December 7, 2021 (the “Prospectus Supplement”), relating to the Notes, including the Prospectus;

(6)	the global notes representing the Notes; and

(7)	the Indenture.

Emerson Electric Co. December 9, 2021 Page 5

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such sites maintained by a court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Indenture and the Pricing Agreement and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid and binding and enforceable obligation of, all the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We have also assumed, with your permission, that (i) the Company has been duly organized and is validly existing in good standing under the laws of the jurisdiction governing its organization, with all requisite entity power and authority to execute and deliver the Indenture and the Notes and perform all other transactions contemplated thereunder, (ii) all of the documents referred to in this opinion letter, other than the Notes, have been duly authorized, executed and delivered by the Company, and (iii) the Notes have been duly authorized by the Company in accordance with the Company’s Restated Articles of Incorporation and Bylaws, and applicable Missouri law.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, assuming the due execution, authentication, issuance, sale and delivery of the Notes upon payment of the consideration therefor provided for in the Pricing Agreement in the manner described in the Prospectus Supplement and the Pricing Agreement and in accordance with the provisions of the Indenture, such Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a) Our opinion herein reflects only the application of (i) applicable New York State law (excluding (A) all laws, rules and regulations of cities, counties and other political subdivisions of such State and (B) the securities, blue sky, environmental, employee benefit, pension, tax and antitrust laws of such State, as to which we express no opinion) and (ii) the federal laws of the United States (excluding the federal securities, environmental, employee benefit, pension, tax and antitrust laws, as to which we express no opinion). With respect to all matters of Missouri law, we have relied, with your permission, upon the

Emerson Electric Co. December 9, 2021 Page 6

opinion of John A. Sperino, Vice President and Assistant Secretary of the Company, dated the date hereof and delivered to you, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of John A. Sperino. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b) Our opinion contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) requirements that a claim with respect to the Notes denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (v) governmental authority to limit, delay, or prohibit the making of payments outside the United States or in foreign or composite currency.

(c) Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities, that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d) We express no opinion as to:

(i) the enforceability of any provision of the Indenture or the Notes purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, (F) modify or waive the rights to notice, legal defenses, statutes of limitations and statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law or (G) govern choice of law or conflict of laws; or (H) provide for or grant a power of attorney; or

(ii) the enforceability of (A) any rights to indemnification or contribution provided for in the Indenture or the Notes which are violative of public policy underlying any law, rule or regulation (including any Federal or state securities law, rule or regulation) or the legality of such rights, or (B) provisions in the Indenture whose terms are left open for later resolution by the parties.

Emerson Electric Co. December 9, 2021 Page 7

John A. Sperino, Vice President and Assistant Secretary of the Company, may rely on this opinion letter, subject to the assumptions, qualifications and limitations set forth in this opinion letter, as if it were addressed to him, in rendering (i) his opinion letter dated the date hereof, which is to be filed herewith as Exhibit 5.1 to the Company’s Current Report on Form 8-K, and (ii) his opinion letters, each dated the date hereof, in contemplation of the transactions described herein, including his opinion letters issued pursuant to the Pricing Agreement and the Indenture.

We do not render any opinion except as set forth above. We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, incorporated by reference into the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Notes. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BRYAN CAVE LEIGHTON PAISNER LLP